Exhibit 99.1

WELLPOINT REPORTS THIRD QUARTER 2009 RESULTS

•	Net income for the quarter was $1.53 per share, including net investment gains of $0.03 per share and an impairment charge of $0.28 per share for certain intangible assets

•	Medical membership was 33.9 million at September 30, 2009

•	Operating cash flow totaled $3.0 billion, or 1.5 times net income, for the nine months ended September 30, 2009

•	Full year 2009 net income now expected to be in the range of $5.06 - $5.12 per share, including net investment losses of $0.52 per share and the impairment charge of $0.28 per share

Indianapolis, IN – October 28, 2009 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2009 net income was $730.2 million, or $1.53 per share, including net investment gains of $21.5 million pre-tax, or $0.03 per share, and an impairment charge totaling $205.5 million pre-tax, or $0.28 per share, for certain intangible assets.

Net income in the third quarter of 2008 was $820.7 million, or $1.60 per share, and included the following items: net investment losses of $562.6 million pre-tax, or $0.71 per share; an impairment charge related to certain intangible assets in the Company’s State Sponsored business, totaling $141.4 million pre-tax, or $0.17 per share; and income tax benefits of $460.8 million, or $0.90 per share, resulting from the favorable resolution of certain federal and state tax matters.

“We are performing well as an organization in a difficult economic environment. Our third quarter results were better than we expected, driven mostly by improving results in our Consumer segment. We remain confident in our outlook for the fourth quarter and have maintained our guidance for the full year of 2009, reflecting the impairment charge and continued utilization increases due to higher COBRA membership and elevated flu activity,” said Angela F. Braly, president and chief executive officer. “We are pleased with our continued success in the National Accounts marketplace, which highlights our strong and compelling value proposition. We have had an outstanding sales year in this business and currently expect net growth of more than 400,000 National members in January 2010. We expect continued success as we position our company for 2010 and beyond.”

“Cash flow from operations was strong at approximately $3.0 billion year-to-date through September 30, or 1.5 times net income, indicating high earnings quality. We now expect to generate more than $3.1 billion in operating cash flow during 2009,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “We recognized an estimated $112 million of higher-than-anticipated favorable reserve releases during the third quarter, and we continue to establish reserves in a conservative manner. We believe that our September 30, 2009, balance sheet and current guidance have an appropriate level of conservatism for items such as COBRA and the flu.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 33.9 million members at September 30, 2009, a decrease of 1.5 million members, or 4.2 percent, from 35.3 million at September 30, 2008. The decline in membership was most significant in the Local Group business, which experienced a 966,000-member reduction from the prior year quarter, primarily due to lapses and in-group enrollment losses resulting from the recession and rise in unemployment. Enrollment in State Sponsored business declined by 323,000 members, as the Company withdrew from certain programs for which actuarially-sound reimbursement could not be obtained. Membership declines were also experienced in the Individual and Senior businesses, while enrollment in the National business grew by 43,000 members.

Medical membership declined by 366,000, or 1.1 percent, in the third quarter of 2009. The decline in overall membership was in-line with the Company’s expectation for the quarter, with fully insured membership at September 30, 2009, slightly favorable to expectations and self-funded membership slightly unfavorable. Eighty percent of the quarterly decline in enrollment occurred in the Commercial reporting segment, where the Company experienced net negative in-group change of 164,000 members, primarily due to workforce reductions among its employer-based customers.

Operating Revenue: Operating revenue was $15.2 billion in the third quarter of 2009, a decrease of 0.7 percent from $15.3 billion in the third quarter of 2008. The revenue decline resulted primarily from lower fully insured enrollment in 2009, including the Company’s withdrawal from certain State Sponsored programs. This was partially offset by premium rate increases for all medical lines of business and increased reimbursement in the Federal Employees Program (“FEP”).

Benefit Expense Ratio: The benefit expense ratio was 81.1 percent in the third quarter of 2009, a decrease of 140 basis points from 82.5 percent in the prior year quarter. During the third quarter of 2009, the Company recognized an estimated $112 million of higher-than-anticipated favorable reserve releases that were not reestablished, which favorably impacted the benefit expense ratio by 80 basis points. The decline from the prior year quarter was also driven by operating improvements in the Company’s Senior and State Sponsored businesses. These decreases in the benefit expense ratio were partially offset by a higher ratio for Local Group business, reflecting the impact of the recession on business mix shifts and utilization patterns.

Premium and Cost Trends: Trends represent Local Group fully insured business.

The Company now expects that underlying medical cost trends will be in the range of 9.0 percent, plus or minus 50 basis points, for full year 2009. Unit cost increases continue to be the primary driver of medical cost trends, however utilization has also risen through the first nine months of the year. The Company expects utilization to remain elevated through the fourth quarter due to its assumptions for the economy, business mix shifts including increased COBRA(1) membership, and elevated flu activity.

The Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of September 30, 2009, was 46.4 days, an increase of 0.5 days from 45.9 days as of June 30, 2009. The increase in DCP was driven by seasonality and the timing of claims payments, partially offset by reserve releases due to the higher-than-anticipated favorable reserve development. Medical claims inventory declined by 1.6 percent during the third quarter, while fully insured enrollment decreased by 1.3 percent.

SG&A Expense Ratio: The SG&A expense ratio was 15.8 percent in the third quarter of 2009, an increase of 130 basis points from 14.5 percent in the third quarter of 2008. The increase was driven primarily by higher compensation costs and increased spending for technology and customer service initiatives.

Impairment of Intangible Assets: During the third quarter, the Company initiated an impairment review of certain intangible assets in connection with the expected sale of its NextRx PBM business to Express Scripts, Inc. and an expected decline in 2010 membership associated with its UniCare subsidiaries. This review resulted in a pre-tax impairment charge totaling $205.5 million to adjust the carrying values of certain intangible assets to their estimated fair values. The Company continues to expect the NextRx transaction to close during the fourth quarter of 2009.

Operating Cash Flow: Operating cash flow for the nine months ended September 30, 2009, was $3.0 billion, or 1.5 times net income. Operating cash flow for the nine months ended September 30, 2008, totaled $2.1 billion, or approximately 1.0 times net income. The increase in year-to-date operating cash flow was driven primarily by the net change in provider advances, decreased tax payments, lower experience-rated refunds to certain large customers and reduced incentive compensation payments.

Share Repurchase Program: During the third quarter of 2009, the Company repurchased 13.4 million shares of its common stock for $693.2 million. During the first nine months of 2009, the Company repurchased 40.8 million shares of its common stock for $1.8 billion. As of September 30, 2009, the Company’s remaining Board-approved share repurchase authorization totaled $710.8 million. The Company will continue to evaluate future share repurchase activity subject to market conditions and in connection with the sale of its NextRx PBM business.

(1)	COBRA is named for the Consolidated Omnibus Budget Reconciliation Act of 1986, which provides unemployed group members with coverage for up to 18 months after losing their job.

Investment Portfolio & Capital Position: During the third quarter of 2009, the Company recorded net investment gains of $21.5 million pre-tax, consisting of net realized gains of $52.2 million, partially offset by other-than-temporary impairments totaling $30.7 million. As of September 30, 2009, the Company’s net unrealized gain position was $744.6 million, consisting of net unrealized gains on fixed maturity and equity securities totaling $551.1 million and $193.5 million, respectively.

As of September 30, 2009, statutory capital levels in the Company’s insurance subsidiaries exceeded state regulatory levels by approximately $6.5 billion and Blue Cross and Blue Shield Association requirements by approximately $3.3 billion. Cash and investments at the parent company totaled approximately $1.1 billion.

Member Transition Agreement for UniCare Business: The Company’s UniCare subsidiaries have made the strategic decision to exit commercial health insurance markets in Illinois and Texas. UniCare has entered into an agreement with Health Care Service Corporation (“HCSC”), which operates as the Blue Cross and Blue Shield licensee in Illinois and Texas, under which HCSC will, upon completion of receipt of regulatory approvals, offer guaranteed replacement coverage to these commercial group and individual members. The Company believes that this agreement provides the impacted UniCare members with an opportunity for a smooth transition of benefits and coverage. The Company expects that most of this membership will transition to HCSC on December 31, 2009. For those members who elect not to accept HCSC’s offer of replacement coverage, UniCare will continue to provide coverage until their current policies terminate according to their terms. Other UniCare and HealthLink members, including those enrolled in standalone specialty products, Senior or State Sponsored products, are not impacted by this member transition agreement.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare, and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior, and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including the Company’s NextRx PBM business), FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc. Reportable Segment Highlights (Unaudited)
(In millions)	Three Months Ended September 30				Nine Months Ended September 30
	2009	2008	Change		2009	2008	Change
Operating Revenue
Commercial Business	$9,311.0	$9,497.1	(2.0%)		$28,018.3	$28,502.4	(1.7%)
Consumer Business	4,089.8	4,092.7	(0.1%)		12,215.7	12,336.7	(1.0%)
Other Business:
External Customers	1,806.2	1,719.6	5.0%		5,537.5	5,313.9	4.2%
Intersegment Revenue	789.2	639.5	23.4%		2,274.4	1,898.0	19.8%
Intersegment Eliminations	(789.2)	(639.5)	(23.4%)		(2,274.4)	(1,898.0)	(19.8%)

Other	1,806.2	1,719.6	5.0%		5,537.5	5,313.9	4.2%

Total Operating Revenue	15,207.0	15,309.4	(0.7%)		45,771.5	46,153.0	(0.8%)

Operating Gain
Commercial Business	$628.0	$909.0	(30.9%)		$2,113.5	$2,664.3	(20.7%)
Consumer Business	520.0	241.6	115.2%		1,120.8	349.2	221.0%
Other	133.2	78.9	68.8%		368.6	282.9	30.3%

Operating Margin
Commercial Business	6.7%	9.6%	(290	)bp	7.5%	9.3%	(180	)bp
Consumer Business	12.7%	5.9%	680	bp	9.2%	2.8%	640	bp

Commercial Business: Operating gain for the Commercial Business segment was $628.0 million in the third quarter of 2009, a decrease of 30.9 percent compared with $909.0 million in the third quarter of 2008. The decline resulted from higher overall administrative costs, a reduction in fully insured enrollment and an increase in the benefit expense ratio for Local Group business. Administrative costs increased from the prior year quarter due to higher compensation and increased spending for technology and customer service initiatives. Commercial enrollment declined by 985,000, or 3.5 percent, from September 30, 2008, reflecting the rise in unemployment. The Local Group benefit expense ratio increased due to business mix changes, including higher COBRA membership, and a rise in health care utilization, which offset the impact of an estimated $64.0 million in higher-than-anticipated favorable reserve releases that were not reestablished in the Commercial Business segment during the third quarter of 2009. The Company is refining its product offerings, expanding membership retention programs and implementing pricing actions to favorably impact its Local Group business.

Consumer Business: Operating gain for the Consumer Business segment was $520.0 million in the third quarter of 2009, an increase of 115.2 percent compared with $241.6 million in the third quarter of 2008. The growth in earnings was driven primarily by improvements in the Senior business, resulting from higher risk score revenue and product portfolio changes that were implemented for 2009. Performance in the Company’s State Sponsored business also improved from the prior year quarter due to the withdrawal from certain unprofitable contracts and strategic actions in on-going programs. The Company also recognized an estimated $48.0 million of higher-than-anticipated favorable reserve releases that were not reestablished in the Consumer Business segment during the third quarter of 2009.

Other: Operating gain in the Other segment was $133.2 million in the third quarter of 2009, an increase of 68.8 percent compared with $78.9 million in the third quarter of 2008. The increase was driven by improved results in the Company’s NextRx PBM operation. The Company transferred approximately one million members to its NextRx business from an outside vendor, effective January 1, 2009.

OUTLOOK

Full Year 2009 (assumes no impact from the NextRx transaction, other than the impairment charge recorded during the third quarter of 2009):

•

The Company now expects net income to be in the range of $5.06 - $5.12 per share, including $0.52 per share of net investment losses incurred through the first nine months of 2009, and the impairment charge of $0.28 per share recorded during the third quarter. This guidance includes no investment gains or losses or asset impairment charges beyond those recorded through the nine months ended September 30, 2009.

•	Year-end medical enrollment is expected to be approximately 33.6 million members.

•	Operating revenue is now expected to total approximately $60.9 billion.

•	The benefit expense ratio is now expected to be approximately 82.6 percent.

•	The SG&A expense ratio is expected to be approximately 15.7 percent.

•	Operating cash flow is now expected to exceed $3.1 billion.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its third quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 977146. The replay will be available from 1:45 p.m. EDT today until the end of the day on November 11, 2009. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our communities, deliver better care to members, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company, with approximately 34 million members in its affiliated health plans. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross Blue Shield or Empire Blue Cross Blue Shield (in the New York service areas). WellPoint also serves customers throughout the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	September 30, 2009	December 31, 2008	September 30, 2008	December 31, 2008	September 30, 2008
Customer Type
Local Group	15,717	16,632	16,683	(5.5%)	(5.8%)

National Accounts	6,857	6,720	6,808	2.0%	0.7%
BlueCard	4,779	4,736	4,785	0.9%	(0.1%)

Total National	11,636	11,456	11,593	1.6%	0.4%

Individual	2,173	2,272	2,323	(4.4%)	(6.5%)
Senior	1,225	1,304	1,308	(6.1%)	(6.3%)
State Sponsored	1,717	1,992	2,040	(13.8%)	(15.8%)
FEP	1,387	1,393	1,390	(0.4%)	(0.2%)

Total Medical Membership	33,855	35,049	35,337	(3.4%)	(4.2%)

Funding Arrangement
Self-Funded	18,316	18,520	18,662	(1.1%)	(1.9%)
Fully-Insured	15,539	16,529	16,675	(6.0%)	(6.8%)

Total Medical Membership	33,855	35,049	35,337	(3.4%)	(4.2%)

Reportable Segment
Commercial	27,530	28,304	28,515	(2.7%)	(3.5%)
Consumer	4,938	5,352	5,432	(7.7%)	(9.1%)
Other	1,387	1,393	1,390	(0.4%)	(0.2%)

Total Medical Membership	33,855	35,049	35,337	(3.4%)	(4.2%)

Other Membership
Behavioral Health Membership	22,883	23,568	23,588	(2.9%)	(3.0%)
Life and Disability Membership	5,425	5,477	5,507	(0.9%)	(1.5%)
Dental Membership [1]	4,322	4,560	4,618	(5.2%)	(6.4%)
Managed Dental Membership [1]	3,953	—	—	—	—
Vision Membership	3,037	2,614	2,632	16.2%	15.4%
Medicare Part D Membership	1,633	1,870	1,870	(12.7%)	(12.7%)

PBM Prescription Volume Paid (Quarterly)
Retail Scripts	58,753	60,858	58,621	(3.5%)	0.2%
Mail Order Scripts	6,593	6,485	6,345	1.7%	3.9%
Specialty Pharmacy Scripts	200	199	177	0.5%	13.0%

Total Scripts	65,546	67,542	65,143	(3.0%)	0.6%

[1]

Dental Membership and Managed Dental Membership as of September 30, 2009, includes DeCare members acquired on April 9, 2009. Managed Dental Membership includes DeCare members for which we provide administrative services only.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2009	2008	Change
Revenues
Premiums	$14,070.7	$14,230.7	(1.1%)
Administrative fees	969.1	925.6	4.7%
Other revenue	167.2	153.1	9.2%

Total operating revenue	15,207.0	15,309.4	(0.7%)

Net investment income	196.6	214.2	(8.2%)
Net realized gains on investments	52.2	1.8	NM	(1)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(69.1)	(564.4)	87.8%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	38.4	—	—

Net other-than-temporary impairment losses recognized in income	(30.7)	(564.4)	94.6%

Total revenues	15,425.1	14,961.0	3.1%

Expenses
Benefit expense	11,416.2	11,745.6	(2.8%)
Selling, general and administrative expense
Selling expense	420.6	448.2	(6.2%)
General and administrative expense	1,976.3	1,772.0	11.5%

Total selling, general and administrative expense	2,396.9	2,220.2	8.0%
Cost of drugs	112.7	114.1	(1.2%)
Interest expense	110.6	118.4	(6.6%)
Amortization of other intangible assets	66.0	71.9	(8.2%)
Impairment of intangible assets	205.5	141.4	45.3%

Total expenses	14,307.9	14,411.6	(0.7%)

Income before income taxes	1,117.2	549.4	103.3%

Income tax expense (benefit)	387.0	(271.3)	NM	(1)

Net income	$730.2	$820.7	(11.0%)

Net income per diluted share	$1.53	$1.60	(4.4%)

Diluted shares	476.8	513.5	(7.1%)

Benefit expense as a percentage of premiums	81.1%	82.5%	(140	)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.8%	14.5%	130	bp
Income before income tax expense as a percentage of total revenues	7.2%	3.7%	350	bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2009	2008	Change
Revenues
Premiums	$42,397.2	$42,810.0	(1.0%)
Administrative fees	2,887.4	2,861.2	0.9%
Other revenue	486.9	481.8	1.1%

Total operating revenue	45,771.5	46,153.0	(0.8%)

Net investment income	599.4	664.5	(9.8%)
Net realized gains on investments	20.4	126.3	(83.8%)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(481.9)	(762.3)	36.8%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	72.2	—	—

Net other-than-temporary impairment losses recognized in income	(409.7)	(762.3)	46.3%

Total revenues	45,981.6	46,181.5	(0.4%)

Expenses
Benefit expense	34,716.7	35,817.7	(3.1%)
Selling, general and administrative expense
Selling expense	1,273.8	1,337.6	(4.8%)
General and administrative expense	5,831.7	5,349.8	9.0%

Total selling, general and administrative expense	7,105.5	6,687.4	6.3%
Cost of drugs	346.4	351.5	(1.5%)
Interest expense	343.7	353.9	(2.9%)
Amortization of other intangible assets	200.5	215.0	(6.7%)
Impairment of intangible assets	205.5	141.4	45.3%

Total expenses	42,918.3	43,566.9	(1.5%)

Income before income taxes	3,063.3	2,614.6	17.2%

Income tax expense	1,059.2	455.3	132.6%

Net income	$2,004.1	$2,159.3	(7.2%)

Net income per diluted share	$4.12	$4.09	0.7%

Diluted shares	487.0	527.9	(7.7%)

Benefit expense as a percentage of premiums	81.9%	83.7%	(180	)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.5%	14.5%	100	bp
Income before income tax expense as a percentage of total revenues	6.7%	5.7%	100	bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2009	December 31, 2008
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,842.2	$2,183.9
Investments available-for-sale, at fair value:
Fixed maturity securities	15,334.5	1,564.8
Equity securities	1,025.3	1,088.0
Other invested assets, current	18.7	23.6
Accrued investment income	168.4	172.8
Premium and self-funded receivables	3,276.3	3,042.9
Other receivables	505.0	597.5
Income taxes receivable	—	159.9
Securities lending collateral	383.9	529.0
Deferred tax assets, net	361.1	766.6
Other current assets	1,154.0	1,141.0
Current assets held for sale	1,293.1	1,193.3

Total current assets	25,362.5	12,463.3

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	239.8	11,808.4
Equity securities	31.1	30.7
Other invested assets, long-term	771.4	703.2
Property and equipment, net	1,067.6	1,016.5
Goodwill	13,307.6	13,296.2
Other intangible assets	8,341.4	8,697.6
Other noncurrent assets	376.1	387.3

Total assets	$49,497.5	$48,403.2

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,763.2	$6,184.7
Reserves for future policy benefits	61.4	64.5
Other policyholder liabilities	1,566.2	1,626.8

Total policy liabilities	7,390.8	7,876.0
Unearned income	1,089.1	1,080.8
Accounts payable and accrued expenses	2,761.8	2,856.5
Income taxes payable	96.5	—
Security trades pending payable	33.6	5.8
Securities lending payable	386.7	529.0
Short-term borrowings	100.0	98.0
Current portion of long-term debt	377.8	909.7
Other current liabilities	1,580.9	1,340.3
Current liabilities held for sale	309.2	374.4

Total current liabilities	14,126.4	15,070.5

Long-term debt, less current portion	8,384.4	7,833.9
Reserves for future policy benefits, noncurrent	660.0	664.7
Deferred tax liability, net	2,229.8	2,051.3
Other noncurrent liabilities	1,229.5	1,351.1

Total liabilities	26,630.1	26,971.5

Shareholders’ equity
Common stock	4.6	5.0
Additional paid-in capital	15,663.5	16,843.0
Retained earnings	7,126.8	5,479.4
Accumulated other comprehensive income (loss)	72.5	(895.7)

Total shareholders’ equity	22,867.4	21,431.7

Total liabilities and shareholders’ equity	$49,497.5	$48,403.2

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
(In millions)	2009	2008

Operating activities
Net income	$2,004.1	$2,159.3
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(20.4)	(126.3)
Net other-than-temporary impairment losses recognized in income	409.7	762.3
Loss on disposal of assets	9.0	6.0
Deferred income taxes	(7.7)	(322.2)
Amortization, net of accretion	337.7	358.2
Impairment of intangible assets	205.5	141.4
Depreciation expense	78.7	78.7
Share-based compensation	115.7	129.3
Excess tax benefits from share-based compensation	(5.3)	(14.9)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(127.4)	(739.5)
Other invested assets	(39.0)	29.1
Other assets	9.4	(89.8)
Policy liabilities	(492.7)	270.5
Unearned income	10.3	(63.8)
Accounts payable and accrued expenses	243.6	(137.7)
Other liabilities	18.0	(446.4)
Income taxes	255.7	43.9
Other, net	4.3	19.8

Net cash provided by operating activities	3,009.2	2,057.9

Investing activities
Purchases of fixed maturity securities	(5,331.1)	(5,007.9)
Proceeds from sales and maturities of fixed maturity securities	4,145.9	6,041.1
Purchases of equity securities	(195.0)	(1,237.8)
Proceeds from sales of equity securities	453.3	935.0
Purchases of other invested assets	(36.9)	(122.9)
Proceeds from sales of other invested assets	2.4	32.4
Changes in securities lending collateral	142.3	221.1
Purchases of subsidiaries, net of cash acquired	(66.3)	(197.7)
Proceeds from sales of subsidiaries, net of cash sold	—	5.0
Purchases of property and equipment	(272.3)	(235.9)
Proceeds from sales of property and equipment	0.4	11.3
Other, net	(3.2)	—

Net cash (used in) provided by investing activities	(1,160.5)	443.7

Financing activities
Net repayment of from commercial paper borrowings	(356.6)	(474.9)
Net proceeds from short-term borrowings	2.0	100.0
Proceeds from long-term borrowings	990.3	525.0
Repayment of long-term borrowings	(602.9)	(9.2)
Changes in securities lending payable	(142.3)	(221.1)
Changes in bank overdrafts	(354.6)	9.5
Repurchase and retirement of common stock	(1,811.4)	(3,047.0)
Proceeds from exercise of employee stock options and employee stock purchase plan	77.6	103.9
Excess tax benefits from share-based compensation	5.3	14.9

Net cash used in financing activities	(2,192.6)	(2,998.9)

Effects of foreign currency exchange rate changes on cash and cash equivalents	2.2	—

Change in cash and cash equivalents	(341.7)	(497.3)
Cash and cash equivalents at beginning of period	2,183.9	2,767.9

Cash and cash equivalents at end of period	$1,842.2	$2,270.6

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
(In millions)	2009	2008	2008	2007	2006
	(Unaudited)

Gross medical claims payable, beginning of period	$6,184.7	$5,788.0	$5,788.0	$5,290.3	$4,853.4
Ceded medical claims payable, beginning of period	(60.3)	(60.7)	(60.7)	(51.0)	(27.7)

Net medical claims payable, beginning of period	6,124.4	5,727.3	5,727.3	5,239.3	4,825.7

Business combinations and purchase adjustments	2.8	—	—	15.2	(6.4)

Net incurred medical claims:
Current year	35,422.9	36,034.1	47,940.9	46,366.2	42,613.2
Prior years (redundancies) [1]	(751.9)	(263.8)	(263.2)	(332.7)	(617.7)

Total net incurred medical claims	34,671.0	35,770.3	47,677.7	46,033.5	41,995.5

Net payments attributable to:
Current year medical claims	30,093.0	30,124.5	42,020.7	40,765.7	37,486.0
Prior years medical claims	5,007.3	5,150.3	5,259.9	4,795.0	4,089.5

Total net payments	35,100.3	35,274.8	47,280.6	45,560.7	41,575.5

Net medical claims payable, end of period	5,697.9	6,222.8	6,124.4	5,727.3	5,239.3
Ceded medical claims, end of period	65.3	49.7	60.3	60.7	51.0

Gross medical claims payable, end of period	$5,763.2	$6,272.5	$6,184.7	$5,788.0	$5,290.3

Current year medical claims paid as a percent of current year net incurred medical claims	85.0%	83.6%	87.7%	87.9%	88.0%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	14.0%	4.8%	4.8%	6.8%	14.7%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported	1.6%	0.6%	0.6%	0.8%	1.9	% [2]

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions	1.6%	0.6%	0.6%	0.8%	1.6	% [2]

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]

The reported 2006 ratio of prior year redundancies in the current period to prior year net incurred medical claims is impacted by having no net incurred medical claims for WellChoice, Inc. (“WC”) in 2005, as WC was acquired on December 31, 2005. The Company has provided an adjusted ratio in order to demonstrate this impact, which is calculated assuming WC had been owned for the entire year ended December 31, 2005. Under this assumption, net incurred medical claims for the year ended December 31, 2005, would have been an estimated $37,676.0 million, rather than the reported $32,865.6 million.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits, managed care and PBM operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon, funding risks with respect to revenue received from participation therein and CMS sanctions; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; the financial risks of the Express Scripts transaction, including (i) our ability to consummate or realize the ultimate expected value of the transaction, (ii) decreased revenues, increased operating costs and potential customer and supplier losses and business disruptions that may be greater than expected following the close of the transaction, (iii) the potential failure to receive expected accounting and tax treatment for the transaction, and (iv) the value of the transaction consideration; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.